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                                                                     EXHIBIT 4.2

                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT

        THIS AMENDMENT NO. 1 (this "Amendment"), dated as of November 4, 2002, to the Rights Agreement, dated as of May 10, 2001 (the "Rights Agreement"), between Applied Molecular Evolution, Inc., a Delaware corporation (the "Company"), and EquiServe Trust Company, N.A., as Rights Agent (the "Rights Agent"), is made with reference to the following facts:

        A. The Company and the Rights Agent have heretofore entered into the Rights Agreement. Pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may, from time to time, supplement or amend the Rights Agreement in accordance with the provisions of such Section.

        B. The Board of Directors of the Company has determined that it is in the best interests of the Company to amend the Rights Agreement in certain respects.

        NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:

        1. Subsection 1(a)(ii) of the Rights Agreement is hereby amended by adding, after clause D, the following clauses:

        or (E) William D. Huse, M.D., Ph.D. ("Huse"), or any Affiliate or Associate thereof, as a result of the acquisition by Huse of up to 17.5% of the shares of Common Stock of the Company due to the issuance of compensatory stock options, or the issuance of Common Stock on the exercise thereof, previously or subsequently granted under agreements approved by the Company's Board of Directors pursuant to stock option plans approved by the stockholders of the Company, or (F) BVF Partners L.P. ("BVF"), or any Affiliate or Associate thereof, as a result of the acquisition by BVF and its Affiliates and Associates of up to an aggregate of 15.8% of the shares of Common Stock of the Company;

        2. The first sentence of Section 3(a) of the Rights Agreement is hereby amended by adding the following to the end of such sentence:

                ; provided, however, that in no event shall a Distribution Date be deemed to occur as a result of (i) the acquisition by Huse of up to 17.5% of the shares of Common Stock of the Company due to the issuance of compensatory stock options, or the issuance of Common Stock on the exercise thereof, previously or subsequently granted under agreements approved by the Company's Board of Directors pursuant to stock option plans approved by the stockholders of the Company or (ii) the acquisition by BVF and its Affiliates and Associates of up to an aggregate of 15.8% of the shares of Common Stock of the Company.

        3. No "Stock Acquisition Date" shall be deemed to occur under the Rights Agreement as a result of (i) the acquisition by Huse of up to 17.5% of the shares of Common Stock of the Company or (ii) the acquisition by BVF and its Affiliates and Associates of up to an aggregate of 15.8% of the shares of Common Stock of the Company.

        4. Section 22 of the Rights Agreement is hereby amended by adding the following sentence after the first sentence:

        In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to resign automatically on the effective date of such termination; and any required notice will be sent by the Company.

        5. The Rights Agreement is hereby amended by adding Section 35 which shall read in its entirety as follows:

        Force Majeure. Notwithstanding anything to the contrary contained herein, Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.


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        6. All amendments made to the Rights Agreement in this Amendment shall be deemed to apply retroactively as well as prospectively.

        7. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with all laws of such State applicable to contracts to be made and performed entirely within such State.

        8. This Amendment may be executed in counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.



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        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.


Attest:                                 APPLIED MOLECULAR EVOLUTION, INC.

By:  /s/ Lawrence E. Bloch              By: /s/ William D. Huse
   -------------------------------         -------------------------------------

Title:  Chief Financial Officer         Title:  Chief Executive Officer
      ----------------------------            ----------------------------------


Attest:                                 EQUISERVE TRUST COMPANY, N.A.

By:  /s/ Gregory Veliotis               By:  /s/ Joshua P. McGinn
   -------------------------------         -------------------------------------

Title:  Account Manager                 Title: Senior Account Manager
      ----------------------------            ----------------------------------



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